Exhibit 99.2

Transcript: OCC –Q1 2021 Earnings Conference Call - 3/15/21 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Laurie, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation first quarter 2021 earnings conference call. (Operator Instructions)

Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Laurie. Good morning, and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2021 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2021, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

A year ago, we held our first quarterly earnings in the earliest days of the pandemic. We had started taking steps to protect our employees and ensure their health and safety. We really could not have fathomed the impact the pandemic would have on our country, our communities or our business. A year later, the OCC team is working to control what we can in a market environment that is still affected by the ongoing COVID-19 pandemic. Despite the challenging conditions, we've continued our strategic efforts to capture growth opportunities in our targeted markets while operating efficiently and implementing cost control initiatives.

Our results for the first quarter of 2021 reflect the market environment and the actions we've been taking. While net sales in both our enterprise and specialty markets were down, we reduced our expenses and increased our gross profit margin year-over-year. Tracy will get into the numbers in a moment.

Transcript: OCC –Q1 2021 Earnings Conference Call - 3/15/21 10:00 AM

I'm incredibly proud of what the OCC team is accomplishing. Through their perseverance, we are providing our customers with the mission-critical products and solutions for which they rely on OCC. As part of these efforts, we have continued serving our country's military and those on the front line against COVID-19.

Looking ahead, we will continue to protect the business and build on our strong market position as we move forward. While the past year was challenging in many ways, we are optimistic that the end of the pandemic is in sight and that OCC is positioned to capture significant opportunities and create long-term shareholder value.

OCC has a strong foundation and, as we have proven before, a resilient business model. Further, OCC continues to be uniquely positioned in our industry, and we remain focused on operating as efficiently as possible while continuing to serve our customers. We are confident that our distinct competitive advantages, capabilities and initiatives we have underway will facilitate future profitable growth, further strengthen our market positioning and ultimately enable OCC to successfully compete against our larger competitors both now, into and through a post-pandemic economic recovery in our markets.

And with that, I will turn the call over to Tracy Smith, who will review in additional detail our first quarter of fiscal year 2021 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2021 were $11.9 million, a decrease of 7.8% compared to net sales of $12.9 million for the first quarter of fiscal 2020. We believe net sales during the first quarter of fiscal year 2021 were negatively impacted by the COVID-19 pandemic as certain businesses continued to limit operations and/or reduce or delay product purchases.

We are beginning to see some positive indicators of future strengthening in some of our markets and are hopeful we will begin to benefit from improvement in our markets during the second half of fiscal year 2021. However, we cannot fully predict the duration or scope of the COVID-19 pandemic, and we cannot fully anticipate or reasonably estimate the continuing impact of the pandemic on our various markets and customers.

Turning to gross profit. Gross profit was $2.3 million in the first quarter of fiscal year 2021 compared to $2.4 million in the first quarter of fiscal 2020. Gross profit margin, or gross profit as a percentage of net sales, increased to 19.4% in the first quarter of fiscal 2021 compared to 18.7% in the first quarter of fiscal 2020. Gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, was the primary factor putting downward pressure on gross profit margin during the first quarters of fiscal year 2021 and 2020.

Actions that we took in fiscal years 2020 and 2019 positively impacted our gross profit margin in the first quarter of fiscal year 2021, resulting in a slightly improved gross profit margin when compared to the first quarter of fiscal year 2020, even considering a decrease in sales of approximately $1 million when comparing the two periods and resulting fixed costs being spread over fewer sales dollars. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix from quarter to quarter.

SG&A expenses decreased 10.7% to $4.3 million during the first quarter of fiscal 2021 compared to $4.8 million for the same period last year. SG&A expenses as a percentage of net sales were 36.3% in the first quarter of fiscal 2021 compared to 37.4% in the first quarter of fiscal 2020. The decrease in SG&A expenses during the first quarter of fiscal 2021 compared to the same period last year was primarily the result of decreases in employee-related costs and certain other costs impacted by the COVID-19 pandemic, such as travel expenses, as well as other initiatives to control costs.

Transcript: OCC –Q1 2021 Earnings Conference Call - 3/15/21 10:00 AM

OCC recorded a net loss of $2.1 million, or $0.29 per basic and diluted share, for the first quarter of fiscal 2021 compared to a net loss of $2.6 million, or $0.35 per basic and diluted share, for the first quarter of fiscal 2020.

During fiscal year 2020, OCC closed on a $5 million Small Business Administration Payroll Protection Program loan made necessary by the significant negative impact of the COVID-19 pandemic on the Company's sales and operations. As a result of this loan, we were able to maintain employee headcount levels, only somewhat lower than those prior to the COVID-19 pandemic, and maintain our ability to service critical infrastructure customers while avoiding the need to significantly curtail our operational readiness. Under the Coronavirus Aid, Relief, and Economic Security Act and the Paycheck Protection Program Flexibility Act of 2020, all or a portion of this loan may be forgiven if certain requirements are met. We believe we have met those requirements and applied for forgiveness of the entire principal balance and accrued interest of the loan on February 22, 2021.

As of January 31, 2021, we had outstanding borrowings of $4.9 million on our Revolver and $1.2 million in available credit. We also had outstanding loan balances of $5.1 million under our real estate term loans and $5 million on our PPP loan.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions, we're happy to answer them. Laurie, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Operator

(Operator Instructions) I'm showing no questions at this time. I will now return the call to Neil Wilkin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Laurie. Aaron, are there any questions that were submitted by individual investors in advance of today's call?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, there were no questions submitted in advance of the call.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, I would like to thank everyone for listening to our first quarter conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. I hope you all will continue to stay safe, and we appreciate your time. Thank you.

Operator

Thank you for participating in the Optical Cable Corporation first quarter 2021 earnings conference call. You may now disconnect your lines, and have a wonderful day.